Yellowcake adds to asset base with third uranium project

April 19, 2007	(OTCBB: YCKM)

Yellowcake Mining Inc. (“Yellowcake”) is pleased to announce it has entered into a binding letter of intent with Strathmore Minerals Corp. (“Strathmore”) to form a joint venture to explore and develop Strathmore’s Jeep property located in the Gas Hills Uranium District in Fremont County, Wyoming. Wyoming is currently the largest U.S. uranium producer. The Jeep property is comprised of 96 mining claims with an area of approximately 1985 acres (803 hectares). The historical demonstrated resource for the property is 329,000 Ibs. of U3O8 at a grade of .078%. Strathmore has identified new exploration targets on the property that offer potential to significantly extend the known mineralization.

Yellowcake will provide up to $US 10,000,000 in development expenditures over six years to earn a 60% interest in the project. Yellowcake will be obligated to spend $500,000 in the first year, $1,000,000 in the second year, $1,500,000 in the third year, $2,000,000 in each of the fourth and fifth years, and $3,000,000 in the sixth year of the agreement. Yellowcake will earn an initial 25% after spending $1,500,000, and the balance, or $8,500,000 in expenditures will earn in the final 35%. Once Yellowcake has earned its 60% interest, it will become the operator of the property; until then, Strathmore will remain operator of the property.

Strathmore will have the right to earn back 11% of the project by paying $10,000,000 to Yellowcake within 90 days of the completion of a bankable feasibility study. Yellowcake and Strathmore will use their best efforts to obtain all regulatory and other approvals, and conclude a formal joint venture agreement within 90 days, or as soon as mutually agreed upon.

Bill Tafuri, President and Board Member of Yellowcake said “We are pleased to continue adding to our resource base with the acquisition of the Jeep property. The property is strategically located on the known producing trend within the Gas Hills District, one of the largest uranium producing districts in Wyoming, and in addition to the known resource, it has excellent exploration potential.”

Contact:

William Tafuri

Yellowcake Mining Inc.

Tel: 1-877-338-4438

LEGAL NOTICE REGARDING FORWARD LOOKING STATEMENTS

Statements in this news release that are not purely historical are forward looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward looking statements in this news release include statements regarding: that we will earn an interest in Strathmore’s Jeep properties in Wyoming; that we will provide $US 10,000,000 in development expenditures over six years; that a joint venture agreement will be completed with Strathmore; that new, unexplored targets will result in the extension of the known mineralization; and that we will be able to raise funds and fulfill other conditions precedent. It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete the payment obligations; that weather, new equipment may not perform as anticipated; logistical problems or hazards prevent us from exploration, development or from fulfilling our joint venture obligations once formed; that any resource is available for exploitation on these properties; that we may not be able to attract or retain key employees or advisors in the current competitive environment; that results that we have found in any particular holes are not necessarily indicative of larger areas of our property; we may not be able to reach agreement with Strathmore on definitive agreements; and that despite encouraging data there may be no commercially exploitable mineralization on the properties based upon the current world uranium prices and the quality or grade of the resource. Readers should refer to the risk disclosures outlined in the disclosure of junior exploration reporting company reports filed from time to time with the Securities and Exchange Commission.

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